Exhibit 5.1

                            NACCARATO & ASSOCIATES
                      18301 Von Karman Avenue, Suite 430
                               Irvine, CA 92612
              Telephone: (949) 851-9261 Facsimile: (949) 851-9262

October 7, 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:     South Texas Oil
        Form SB-2 Registration Statement

Dear Sir or Madam:

       We have acted as counsel for South Texas Oil., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form SB-2/A and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of an aggregate of up to up to 7,170,775 shares of common stock underlying convertible notes in a principal amount of $2,300,000 and up to 1,959,228 shares of common stock issuable upon the exercise of common stock purchase warrants at $.574 a share. The convertible notes are convertible into the number of common shares that would equal forty-five percent (45%) of the equity of the fully diluted shares of South Texas Oil Company. At the time of this registration, on a fully diluted basis, this would approximate 3,918,456 shares at $.587 per share. In conjunction with the convertible notes, warrants were issued to the note holders that convert into 1,959,228 common shares with an exercise price of $.574 per share.

        In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

        Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

        Very truly yours,

        /s/ Owen Naccarato, Esq.
                  Naccarato & Associates